Exhibit 3.1

150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170297794-38
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 07/12/2017 8:00 AM
	Entity Number E0334932013-3

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Air Industries Group

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Certificate of Designation establishing the Series A Convertible Preferred Stock filed with the Secretary of State of Nevada on May 25, 2016, as amended by a Certificate of Amendment filed with the Secretary of State of Nevada on June 30,2017, is hereby amended as set forth in Attachment 1annexed hereto.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X Michael Recca

Signature of Officer Michael Recca, CFO

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS Amend Designation - After
Revised: 1-5-15

ATTACHMENT 1
 TO CERTIFICATE OF AMENDMENT
 TO CERTIFICATE OF DESIGNATION OF AIR INDUSTRIES GROUP AUTHORIZING THE ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK

Section 1.      Definitions. The following definitions in this Certificate of Designation are hereby deleted.

“Dividend Payment Date”

“Dividend Period”

“Dividend Record Date”

“Liquidation”

“Parity Stock”

“PIK Election”

“PIK Shares”

Section 3. Rank is deleted in its entirety.

Section 4. Dividends is amended in its entirety to read as follows:

         “Holders of Series A Preferred Stock shall be entitled to receive dividends declared, paid or set aside in respect of the Common Stock on an as converted basis, ratably with the holders of the Common Stock.”

Section 5. Liquidation is amended in its entirety to read as follows:

          “Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the stockholders of the Company shall be entitled to be paid out of the assets of the Company legally available for distribution, after payment of or provision for the debts and other liabilities of the Company, such amounts as remain available for distribution to stockholders of the Company, and shall be distributed to the holders of the Common Stock and the holders of the Series A Preferred Stock, on an as converted basis, and such holders shall share ratably and on a pari passu basis in any such distribution of assets.”

Section 6.     Voting Rights.  Clause (c) of the second paragraph of this section is amended to delete the words “, unless such increase is necessary to pay PIK Dividends”

Section 7.     Conversion.  Section 7 bb) is amended in its entirety to read as follows:

bb)   “Automatic Conversion. Upon the consummation of a public offering of shares of Common Stock from which the Company receives  gross proceeds of at least $5,000,000 (a “Qualified Public Offering”), and subject to and only upon obtaining approval of the stockholders of the Company in accordance with the applicable rules of the Principal Market, without any  action on  the  part  of  the  Holders, the then outstanding shares  of  Series A Preferred Stock, including shares issued as pay-in kind dividends, shall automatically be converted into shares of Common Stock at a rate equal to the number of shares of Series A Preferred Stock being converted, multiplied by the Stated Value, divided by the price at which the shares of Common Stock are first sold to the public in that Qualified Public Offering (“Automatic Conversion”), and the Series A Preferred Stock will be deemed to no longer be outstanding as of the date of such Automatic Conversion.”